Exhibit 2.1

AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of January 17, 2023, by and among KludeIn I Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), Paas Merger Sub 1 Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Purchaser (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (the “Company”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, the parties hereto entered into that certain Agreement and Plan of Merger, dated as of May 18, 2022 (the “Original Agreement”);

WHEREAS, pursuant to the Agreement, the Purchaser shall acquire 100% of the equity interests of the Company, directly or indirectly, through (i) the merger of Merger Sub 1 with and into the Company, with the Company continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “First Merger”), and (ii) immediately following the First Merger, the merger of the Company with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a wholly-owned subsidiary of the Purchaser (the “Second Merger” and, together with the First Merger, the “Mergers”);

WHEREAS, the parties hereto entered into that certain Amendment No. 1 to Agreement and Plan of Merger, dated as of November 3, 2022 (the “First Amendment”), and that certain Amendment No. 2 to Agreement and Plan of Merger, dated as of December 23, 2022 (the “Second Amendment”, and the Original Agreement as amended by the First Amendment and the Second Amendment, the “Amended Agreement”); and

WHEREAS, in connection with the Mergers and the other transactions contemplated by the Amended Agreement, the parties hereto desire to further amend the Amended Agreement upon the terms and subject to the conditions set forth herein (the Amended Agreement, as amended pursuant to this Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Purchaser and the Company agree as follows:

1. Amendment to the Agreement.

1.1 Amendment to Minimum Cash Condition. Section 6.2(d) of the Agreement is hereby amended and restated in its entirety as follows:

“(d) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any funded Transaction Financing, prior to the payment of the Purchaser’s unpaid Purchaser Transaction Expenses due at the Closing and before repayment of any loans owed by Purchaser to Sponsor or other amounts due at the Closing, at least equal to Ninety-Five Million U.S. Dollars ($95,000,000) less the aggregate amount of proceeds of any Permitted Equity Financing and any Permitted Debt available to any Target Company following the Closing that previously has been drawn down by any Target Company prior to the Closing, including amounts in escrow that would be eligible to be requested by any Target Company following the Closing and amounts that may be requested by any Target Company following the Closing that are contingent upon the occurrence of specified events or the satisfaction of certain conditions precedent, whether or not such events actually occur or such conditions ultimately are satisfied (the “Minimum Cash Condition”) (provided that, for the avoidance of doubt, if such difference is a negative number, the Minimum Cash Condition shall be zero).”

2. Miscellaneous.

2.1 No Further Amendment. The parties hereto agree that all other provisions of the Amended Agreement shall, subject to the amendments set forth in Section 1 of this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Amended Agreement or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the Agreement. From and after the date of this Amendment, each reference in the Agreement to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the Amended Agreement, as amended by this Amendment, whether or not this Amendment is expressly referenced.

2.2 Other Terms. The provisions of Article IX of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the Parties, mutatis mutandis.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above by their respective officers thereunto duly authorized.

Purchaser:

KludeIn I Acquisition Corp.

By:	/s/ Narayan Ramachandran
	Name:	Narayan Ramachandran
	Title:	Chief Executive Officer

The Company:

Near Intelligence Holdings Inc.

By:	/s/ Anil Mathews
	Name:	Anil Mathews
	Title:	Director & CEO

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